LODGIAN, INC.
                                                        3445 PEACHTREE ROAD
                                                        ATLANTA, GA 30326
                                                        www.lodgian.com

[GRAPHIC OMITTED] LODGIAN

                                                              : LOD

NYSE

AT LODGIAN, INC.                                     AT THE FINANCIAL RELATIONS BOARD / BSMG (www.frbinc.com)
Robert Cole               Thomas Eppich              Leslie Hunziker           Georganne Palffy
Chief Executive Officer   Chief Financial Officer    General Information       Analysts/Investors
rcole@lodgian.com         teppich@lodgian.com        lhunziker@frb.bsmg.com    gpalffy@frb.bsmg.com
(404) 365-3800            (404) 365-4469             (312) 640-6760            (312) 640-6768
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FOR IMMEDIATE RELEASE
FRIDAY, OCTOBER 20, 2000

                          LODGIAN HOSTS ANNUAL MEETING

ATLANTA - OCTOBER 20, 2000 - LODGIAN, INC. (NYSE: LOD) held its annual meeting of shareholders in Atlanta today. Shareholders voted to elect two Class II directors to serve for three-year terms expiring at the 2003 annual meeting of shareholders, and to consider a proposal by William J. Yung and his affiliates that the stockholders adopt a resolution to repeal any provisions or amendments of the By-laws of the Company adopted by the Board without shareholder approval subsequent to March 9, 2000, and prior to the annual meeting.

At the conclusion of the annual meeting, Lodgian, Inc. stated that voting results would be announced once the independent inspectors of election have tabulated and certified the vote, which is expected to occur in approximately 10 days.

"I would like to take this opportunity to thank not only our shareholders for their patience, trust and support, but our 10,000-plus associates as well. It has been a very long and distracting proxy contest that we are glad is now behind us. It is now time to move forward and focus on the Company's sale process that has been initiated," said Robert Cole, CEO.

ABOUT LODGIAN

Lodgian, Inc. owns or manages a portfolio of 128 hotels with approximately
24,000 rooms in 35 states and Canada. The hotels are primarily full service, providing food and beverage service, as well as meeting facilities.
Substantially all of Lodgian's hotels are affiliated with nationally recognized hospitality brands such as Holiday Inn, Crowne Plaza, Marriott, Sheraton, Hilton and Westin.

Lodgian's common shares are listed on the New York Stock Exchange under the symbol "LOD". Lodgian is a component of both the Russell 2000 Index, representing small cap stocks, and the Russell 3000 Index, representing the broader market.


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FORWARD-LOOKING STATEMENTS

Note: Statements in this press release that are not strictly historical are "forward-looking" statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.
Forward-looking statements involve known and unknown risks, which may cause the Company's actual results in the future to differ materially from expected results, as described in the Company's filings with the Securities and Exchange
Commission.

     FOR MORE INFORMATION ON LODGIAN TOLL-FREE VIA FAX, DIAL 1-800-PRO-INFO
      (1-800-776-4636), FOLLOW THE VOICE MENU PROMPTS AND ENTER THE
             COMPANY TICKER LOD (OR 563) OR VISIT THE LODGIAN PAGE
                      ON THE FRB WEB SITE AT WWW.FRBINC.COM
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